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                                                                   EXHIBIT 10.17


                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into by and between Gregory
P. Dougherty ("Employee") and SDL, Inc. (the "Company"), and is effective as of the 1st day of October, 1998 and supercedes any/all previous employment agreements. The parties hereby AGREE AS FOLLOWS:

1. Period of Employment

The Company will employ Employee to render services to the Company in the position and with the duties and responsibilities described in Section 2, for the compensation specified in Sections 3 and 4 and for the period commencing on the effective date of this Agreement and ending on termination as provided in
Section 5.

2. Position and Duties

Employee accepts employment with the Company as its Chief Operating Officer. As such, Employee shall have the responsibilities for the management and operations of the Company established for him from time to time by the Board of Directors.

3. Compensation

(a) Base Salary. Employee shall receive a base salary of $209,204 per year, payable in equal installments in accordance with the Company's current practices or as they may be amended. The foregoing base salary shall be subject to annual reviews each year during the term of the Agreement, as determined by the Board of Directors in its sole discretion.

(b) Annual Bonuses. The Board of Directors shall approve an annual operating plan for the Company. Employee shall receive cash bonuses in connection with each audit of the Company's results of operations conducted by the Company's independent certified public accountants. Such audits shall be conducted at least annually. Employee's bonuses shall be computed as provided in the matrix attached to this agreement as Exhibit A or other such criteria as determined by the SDL Board of Directors, provided that such bonuses shall be adjusted pro rata to reflect any audit period less than twelve (12) months. The Company's results of operations shall be determined by the Company's independent certified public accountants in accordance with generally accepted accounting principles applied consistent with the practice for prior periods and shall be accompanied by an audit report of such accountants, which shall be reasonably acceptable to the Company's Board of Directors. Such bonuses shall be calculated and paid within thirty (30) days following delivery of the audit report. Bonuses shall be deemed earned with respect to each fiscal year (or portion thereto) during which Employee has been employed hereunder as of the end of the fiscal period covered by the audit; such bonuses shall thereafter be paid on the dates set forth above, subject only to the determination of the Company's results of operations.

(e) Option Appreciation Guarantee. Offer letter dated February 21, 1997 states:
"If at the end of your second complete year with SDL the options that you have been granted do not yield you $200,000 appreciation, SDL will make up the difference in cash. That is, if the options are below water SDL

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will pay $200,000 in cash less taxes. If the options are above water but their value is less than $200,000 above the exercise price, SDL will pay you the difference in cash less taxes. SDL will calculate the appreciation on the second anniversary of your option grant date based on a 3 day average of the last trade price as reported in the Wall Street Journal; day before, anniversary date, and day after." This agreement amends the above paragraph by adding the following sentence: Any such payout will actually occur on your tenth anniversary or termination from the Company for any reason, whichever comes first.

4. Benefits

(a) Employee will continue to receive benefits made generally available to employees of the Company. In addition, Employee shall receive in the future benefits generally made available to the Company's executives at a similar reporting level. The foregoing shall include stock option plan grants, with the number of shares, if any, covered by such grants determined by the Board of Directors in its sole discretion. The Company shall reimburse Employee for reasonable travel and other business expenses incurred by him in the performance of his duties hereunder in accordance with the Company's policies in this regard.

(b) During the term of this Agreement and for a period of six (6) months thereafter, the Company will maintain an insurance policy on Employee's life in an amount equal to his then-current base salary. The proceeds of the foregoing insurance policy shall be payable to such beneficiaries as Employee may designate from time to time or, in the absence of a designation, to his estate.

(c) New Loan. In the event Employee sells the Property and purchases a new residence, the Company agrees to enter into a new housing assistance loan (the "New Loan"), the terms of which will be the same in all material respects to the terms of Housing Assistance Loan, including but not limited to the terms related to the on-going loan repayment obligations of Employee and the repayment obligations of Employee in the event of termination by the Company, provided, however, that (i) at the time of the close of escrow for the new residence, the Employee must be currently employed at the Company, (ii) the amount of the New Loan will be equal to the price of the new residence minus $228,000, but in no event shall it exceed the amount outstanding under the Note at the time such amount became due and payable and (iii) the New Loan will be due and payable on the tenth anniversary of the date of the Note.

(d) See attached "Addendum, Terms of Employment Offer" Section 1)(d)(iii) under "Relocation Package" in the attached "Addendum, Terms of Employment Offer" dated February 21, 1997 is amended to read as follows: Dollar forgiveness on the anniversary of your employment date

                  1999      $40,000      -      2nd Anniversary
                  2000      $40,000      -      3rd Anniversary
                  2001      $40,000      -      4th Anniversary
                  2002      $80,000      -      5th Anniversary
                  2003      $40,000      -      6th Anniversary
                  2004      $40,000      -      7th Anniversary
                  2005      $40,000      -      8th Anniversary
                  2006      $40,000      -      9th Anniversary
                  2007      $40,000      -     10th Anniversary

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5. Termination In addition to the terms of termination defined in the "Addendum,
Terms of Employment Offer" (see attached) the following will apply.

(a) Employee's employment by the Company hereunder shall be TERMINABLE BY EITHER EMPLOYEE OR the Company at any time and for any reason, with or without cause, effective upon written notice to the other party. Upon termination of employment the employee shall be deemed to have resigned from all offices and directorships then held with the Company or any affiliate.

(b) In the event the Company terminates Employee's employment pursuant to subsection (a) above other than for cause (as defined below), or the Employee resigns following a reduction in base pay and bonus when said reduction is not in conjunction with similar reductions in base pay and bonus with other Senior Executives or employee is no longer in the role of Chief Operating Officer or at least equivalent position, Employee shall be entitled to the following benefits:

(i) An amount, payable monthly for six (6) months, commencing on the effective date of termination of the Employee's employment equal to his then current monthly base salary;

(ii) Accelerated vesting, for six (6) additional months from the effective date of termination, under all outstanding stock options then held by Employee; and

(iii) An amount, payable monthly for six (6) months commencing on the effective date of termination of Employee's employment equal to 4.1667% of his then current annual base salary

(iv) For a period of six (6) months following the termination of Employee's employment pursuant to this Agreement, the Company will pay the cost to maintain medical benefits under COBRA, provided that Employee will continue to pay the amount he paid for medical insurance prior to such termination and provided the employee adheres to the terms of COBRA.

(v) $200,000 of "Housing Assistance Loan" described in the Terms of Offer dated February 21, 1997 will be forgiven if termination occurs during the first 5 years of employment at SDL and the balance of the loan is due upon close of escrow on the house repurchase or within 1 year which ever comes first,

(vi) At your option, SDL can repurchase your CA house, within 1 year of your termination date, at the higher of original purchase price or appraised value at the time of termination or you will need to pay the balance of the loan within 1 year.

(c) If Employee terminates his employment pursuant to this Agreement in accordance with Section 5 (a), or if the Company terminates Employee's employment pursuant to Section 5(a) for cause (defined as willful breach of duty in the course of employment or habitual neglect of duty or continued inability to perform it), continued inability to perform it shall not include performance results, unwillingness to move (more than 100 miles)/accept transfer or unwillingness to accept excessive travel or any reasons/circumstances resulting from illness in family or child care, the following shall apply:

(i) No further salary shall be payable to Employee, except for amounts accruing prior to the termination date;

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(ii) No further vesting of Employee's stock options or stock purchase, or similar rights shall occur; and

(iii) No further bonuses shall be payable pursuant to Section 3(b).

(iv) No forgiveness of the $200,000 "Housing Assistance Loan" will be provided,

(v) "Housing Assistance Loan" balance in full is payable with 1 year, or upon sale of house whichever occurs first.

(d) Subsequent to the termination of Employee's employment hereunder, the payments and benefits provided for in Sections 4(b) and subsections 5 (b) (i),
(ii), (iii) and (iv) shall terminate at such time, if any, as Employee commences employment.

(e) This Agreement shall terminate upon Employee's death or permanent disability. In such event, Employee (or his estate) shall be entitle to receive the benefits provided for under Section 5(b).

6. Miscellaneous

(a) Notices under this Agreement shall be in writing and shall be deemed given when delivered in person or three (3) days after deposit in the United States Mail, postage prepaid, certified or return receipt requested, and addressed as follows:

             If to Employee:       NAME
                                   STREET ADDRESS
                                   CITY, STATE, ZIP
             If to the Company:    80 Rose Orchard Way
                                   San Jose, California 95134
                                   Attention: Corporate Secretary

The foregoing addresses may be CHANGED BY NOTICE IN ACCORDANCE WITH THIS SUBSECTION (a).

(b) The prevailing party in any action to enforce the terms of this Agreement shall be entitled to reimbursement from the other party for its costs and expenses (including reasonable attorneys' fees) in connection therewith.

(c) The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of Employee by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be produced in any legal proceeding involving this Agreement. This Agreement may be amended, and the observance of any of its terms may be waived, only by a writing signed by the party to be charged with such amendment or waiver.

(d) If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and

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circumstances shall remain in full force and effect.

(e) The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its rules regarding conflicts of laws.

(f) Employee agrees THAT ALL DISPUTES between him and the Company (including all affiliates, shareholders, directors, officers, employees, consultants, agents, successors and assigns), which arise during Employee's employment or after, will be resolved by arbitration. The arbitration will be conducted by a single arbitrator. The arbitrator will be selected and the arbitration conducted pursuant to the Employment Dispute Resolution rules of the American Arbitration Association (AAA). The arbitration agreement covers all disputes arising from Employee's employment, including (1) claims for wages, benefits or compensation,
(2) all tort and contract claims of any kind, including disputes concerning this Agreement, and (3) claims based on any federal or state law, including discrimination, harassment or retaliation laws. For example, this arbitration agreement includes claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act. The only claims not covered by this arbitration agreement are workers' compensation and unemployment compensation claims, and the Company may, at its option, seek injunctive relief, equitable relief and damages in court for any breach of this Invention and Proprietary Information Agreement, any other agreement, or any federal or state law, concerning Proprietary Information or Inventions. Except as provided in the previous sentence, arbitration is the exclusive remedy for all disputes covered by this arbitration agreement, including whether a particular dispute is covered by this agreement, and shall be final and binding on both parties, which means that BOTH EMPLOYEE AND THE COMPANY WAIVE ANY RIGHT TO A JURY TRIAL. Either Employee or the Company may bring an action in court to compel arbitration and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any dispute covered by the arbitration agreement. The Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

     EMPLOYEE                                SDL, INC.
     By /s/ Gregory P. Dougherty             By /s/ Donald R. Scifres

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Mr. Gregory P. Dougherty
Addendum, Terms of Employment Offer
February 21, 1997


Stock Options:

1) A second grant approximately 2 years after the initial grant (exact date to be concurrent with appropriate quarterly reload schedule) of 14,000 options in accordance with the terms of SDL's stock option plan, as long as:

            i)   You are still employed with SDL and,

            ii)  SDL's option plan is still in effect

Relocation Package:

1)      "Housing Assistance Loan: secured 2nd mortgage on house:

        a) The amount of this loan is equivalent to the price of California house less $228,000 not exceed $700,000

        b)  Term: 10 years

        c)  Interest rate 0%

        d)  On-going loan repayment:

            i) 100 % of net after tax proceeds of any payment made under option appreciation guarantee, see Employment Offer Letter.

            ii) 50% of net after tax proceeds of all bonus payments, see Employment Offer Letter.

            iii) $200,000 of loan will be forgiven after 5 years and an additional $200,000 of loan will be forgiven after 10 years of SDL service and any remaining loan balance will be due and payable at end of term of the loan.

        e)  Repayment in the event of termination:

            i)   Voluntarily termination - balance in full within 1 year.

            ii) Termination due to death or disability - balance in full due upon close of escrow on the house repurchase.

            iii) Involuntarily termination - $200,000 of loan will be forgiven if termination occurs during the first 5 years of employment, balance is due upon close of escrow on the house repurchase.

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        f)  In the event of involuntary termination or termination due to death or disability, SDL will give you the option of SDL repurchasing your CA house within 1 year at the higher of original purchase price or appraised value at the time of termination or pay the balance of the loan with 1 year.

        g) SDL is advised that there is no imputed interest on this loan, if that advice is incorrect, SDL will reimburse the federal and state income tax on any imputed interest if it is due under present tax law.

2)      Relocation Assistance:

        a) Pennsylvania house - SDL will contract with a relocation assistance firm to purchase the PA house for $228,000. SDL will reimburse you for any Federal and State income taxes which you pay as a result of this transaction.

        b)  Lump sum payment:

            I) Total lump sum payment for relocation is $200,000 which will be split between current compensation and a "Relocation Loan".

            II)  Loan:

                 i) Loan amount equal to the price of the California house minus amount of first mortgage obtained by employee (which will not exceed the amount of the 1st mortgage on the Pennsylvania house) minus amount of housing assistance loan per Relocation Package Section 1a).

                 ii) Repayment of "Relocation Loan" - 20% of the loan portion of the $200,000 amount will be forgiven annually for 5 years on the loan anniversary date if employment continues, iii) In the event of involuntary termination or termination for any reason after 12 months of continuous employment with SDL this loan will be forgiven completely.

            III) Non-loan amount equal to $200,000 minus loan amount per
                 Relocation Package Section 2b) II) which will be paid concurrent with signing the loan agreements.

            IV) Should you voluntarily terminate your employment with SDL during the first 12 months of your employment, you will be required to repay SDL on a pro rata basis for the lump sum payment.

Vacation:

1) 20 days of vacation will be credited to your account on your hire date for your use in 1997.

2)      Additional vacation will accrue at the rate of 20 days per year.

Indemnification of Legal Costs

1) In the event that Lucent Technologies brings suit against you, not related to a violation of law or breach of contract by you, SDL will provide a legal defense on your behalf.